Exhibit 99.1

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Keane Group, Inc.

1800 Post Oak Boulevard

Houston, TX 77056

We hereby consent to the inclusion of our opinion letter, dated June 16, 2019, to the Board of Directors of Keane Group, Inc. (“Keane”) as Annex C to, and the reference thereto under the headings “SUMMARY—Opinion of Keane’s Financial Advisor,” “RISK FACTORS—Risks Relating to the Merger,” “THE MERGER—Recommendation of the Keane Board and Reasons for the Merger” and “THE MERGER—Opinion of Keane’s Financial Advisor” in, the Joint Proxy Statement/Prospectus relating to the proposed transaction involving Keane and C&J Energy Services, Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Keane (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets Inc. CITIGROUP GLOBAL MARKETS INC.

New York, New York

July 15, 2019